Exhibit 10.9

Amended and Restated
Employment Agreement

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of November 5, 2020 (the “Effective Date”) by and between Midland States Bank, an Illinois banking corporation (the “Bank”), and James R. Stewart (“Executive,” and together with the Bank, the “Parties”).

Recitals

A.    The Bank is a wholly-owned subsidiary of Midland States Bancorp, Inc. (the “Company”).
B.    Executive is currently employed as Senior Vice President, Chief Risk Officer of the Bank pursuant to the terms and conditions of that certain Employment Agreement by and between the Parties dated February 20, 2017, as subsequently amended on December 15, 2017, and January 13, 2020 (the “Prior Agreement”).
C.    The Parties are entering into this Agreement to restate such terms of the Prior Agreement, and to change and modify certain other terms and conditions of Executive’s employment with the Bank.
D.    The Parties are entering into this Agreement to memorialize their understanding and agreement regarding such changed and modified terms and conditions of Executive’s employment relationship with the Bank, and intend and understand that this Agreement shall supersede the Prior Agreement in its entirety.
Now, Therefore, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the Parties hereto as follows:
Agreements
1.    Prior Agreement. As of the Effective Date, this Agreement shall supersede and replace any and all prior agreements or understandings respecting Executive’s employment by, or service to, the Bank as may from time to time have been made by and between the Parties, whether or not in writing, including but not limited to the Prior Agreement; provided, however, that any vested benefits due to Executive pursuant to any pension plan, welfare benefit plan or any other employee benefit plan shall continue to be available to Executive subject to the terms and conditions of the applicable plan as may be in effect from time to time. As of the date hereof, Executive acknowledges that Executive has been fully compensated by the Bank, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits under the terms of the Prior Agreement.

2.    Employment Period. Subject to the terms and conditions of this Agreement, the Bank hereby agrees to continue to employ Executive during the Employment Period and Executive hereby agrees to continue to remain in the employ of the Bank and to provide services during the Employment Period in accordance with this Agreement. The “Employment Period” shall be the period commencing on the Effective Date and ending two (2) years thereafter, unless sooner terminated as provided herein. As of the first anniversary of the Effective Date, and each anniversary thereafter (each an “Extension Date”), the Employment Period shall automatically be extended for one (1) additional year, unless either the Bank or the Executive notifies the other party, by written notice delivered no later than ninety (90) days prior to such Extension Date, that the “Employment Period” shall not be extended for an additional year. Notwithstanding anything contained herein to the contrary, if a Change of Control occurs during the Employment Period, this Agreement shall remain in effect for the two (2) year period following the Change of Control and shall then terminate.
3.    Duties. Executive agrees that during the Employment Period, Executive will devote his full business time, energies and talents to serving as Senior Vice President, Chief Risk Officer of the Bank, at the direction of the Chief Executive Officer of the Company and the Bank (collectively, the “CEO”). Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the CEO, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the CEO, and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder. Executive will perform the duties required by this Agreement at the Bank’s principal place of business unless the nature of such duties requires otherwise. Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Bank and its Affiliates; provided, however, that Executive shall not serve on the board of directors of any business (other than the Bank or its Affiliates) or hold any other position with any business without receiving the prior written consent of the CEO.
4.    Compensation and Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, while Executive is employed by the Bank, the Bank shall compensate Executive for Executive’s services as follows for periods following the Effective Date:
(a)    Executive shall be compensated at an annual rate of $324,450 (the “Annual Base Salary”), which shall be payable in accordance with the Bank’s normal payroll practices as are in effect from time to time. Beginning on January 1, 2021 and on each anniversary of such date, Executive’s rate of Annual Base Salary shall be reviewed by the CEO, and following such review, the Annual Base Salary may be adjusted upward but in no event will it be decreased.

(b)    Executive shall be entitled to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Bank for each fiscal year ending during the Employment Period. Any such Incentive Bonus shall be paid to Executive within thirty (30) days of the completion of the annual audit by the Company’s auditor, but in no event later than two and one-half (2½) months after the close of each such fiscal year. Executive’s target Incentive Bonus shall be not less than forty percent (40%) of the Annual Base Salary, which Incentive Bonus shall be determined by specific performance criteria established from time to time by the CEO.
(c)    Executive shall be eligible to participate, subject to the terms and conditions thereof, in all other incentive plans and programs, including such cash and deferred bonus programs and equity incentive plans as may be in effect from time to time with respect to senior executives employed by the Bank on as favorable a basis as provided to other similarly situated senior executives. Executive and Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), as well as all medical and dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Bank, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by the Bank on as favorable a basis as provided to other similarly situated senior executives.
(d)    Executive shall be entitled to accrue vacation in accordance with the Bank’s vacation programs and policies as may be in effect during the Employment Period; provided that Executive shall accrue vacation at a rate of not less than four (4) weeks per calendar year, subject at all times to such use and other requirements of Bank policies then in effect.
(e)    Executive shall be reimbursed by the Bank, on terms and conditions that are substantially similar to those that apply to other similarly situated executives of the Bank, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Bank’s expense reimbursement policy and actually incurred by Executive in the promotion of the Bank’s business.
5.    Definitions. As used throughout this Agreement, all of the terms defined in this Section 5 shall have the meanings given below.
(a)    “Affiliate” shall mean each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Bank, where “control” means (x) the ownership of 51% or more of the Voting Securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.
(b)    “Base Compensation” shall mean the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of

the date one (1) day prior to the Change of Control; and (ii) the average of the Incentive Bonus paid (or payable) for the three (3) most recently completed fiscal years of the Bank.
(c)    “Change of Control” shall mean the first to occur of the following:
(i)    Any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding Voting Securities; or
(ii)    During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)    Consummation of: (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company of all or substantially all the Company’s or the Bank’s assets.
However, in no event shall a Change of Control be deemed to have occurred, with respect to the Executive if the Executive is part of a purchasing group which consummates the Change-of-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchase company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing Directors).
In the event that any benefit under this Agreement constitutes deferred compensation, and the settlement of, or distribution of such benefits is to be triggered by a Change of Control, then such settlement or distribution shall be subject to the event constituting the Change of Control also constituting a “change in the ownership” or “change in the effective control” of the Company, as permitted under Code Section 409A.
(d)    “Covered Period” shall mean the period beginning six (6) months prior to a Change of Control and ending twenty-four (24) months after the Change of Control.

(e)    “Disability” shall mean that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.
(f)    “Good Reason” shall mean Executive’s voluntary Termination of employment for one or more of the following reasons:
(i)    a materially adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 3 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;
(ii)    a material reduction in Executive’s Annual Base Salary or Incentive Bonus opportunity from that in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period (in each case excluding a reduction principally resulting from Executive’s actual Incentive Bonus);
(iii)    relocation of Executive’s primary place of employment of more than ninety (90) miles from Executive’s primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than was required prior to the Covered Period;
(iv)    failure by an acquirer to assume this Agreement at the time of a Change of Control; or
(v)    a material breach by the Bank, or its successor, of this Agreement.
Notwithstanding the foregoing, prior to Executive’s Termination for Good Reason, Executive must give the Bank written notice of the existence of any condition set forth in clauses (i) – (v) above within ninety (90) days of such initial existence and the Bank shall have thirty (30) days from the date of receipt of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30) day period, the Bank cures the condition giving rise to Good Reason, no payments or benefits shall be due under Section 6 of this Agreement with respect to such occurrence. If, during such thirty (30) day period, the Bank fails or refuses to cure the condition giving rise to Good Reason, Executive shall be entitled to payments or benefits under

Section 6 of this Agreement upon such Termination; provided such Termination occurs within 24 months of such initial existence of the applicable condition.
(g)     “Minimum Payments” shall mean, as applicable, the following amounts:
(i)    Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;
(ii)    Executive’s earned but unpaid Incentive Bonus for the previously completed fiscal year;
(iii)    Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;
(iv)    Executive’s unreimbursed business expenses and all other items earned and owed to Executive through the Termination Date; and
(v)    benefits, incentives and awards described in Section 6(f).
(h)    “Pro Rata Bonus” means a payment equal to the Incentive Bonus that Executive would have earned for the year of termination, based upon actual results of the Bank and prorated on a per diem basis (by dividing the number of days employed during the applicable performance period by the total number of days in the applicable performance period).
(i)    “Release” shall mean a general release and waiver substantially in the form attached hereto as Exhibit A.
(j)    “Severance Amount” shall mean:
(i)    for any Termination occurring during the Employment Period and not during a Covered Period, the benefit available under the Company’s Severance Plan or Policy as is effect from time to time; or
(ii)    for any Termination occurring during a Covered Period, an amount equal to two hundred percent (200%) of Executive’s Base Compensation.
(k)    “Termination” shall mean termination of Executive’s employment either:
(i)    by the Bank or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or Disability; or
(ii)    by Executive for Good Reason.
(l)    “Termination Date” shall mean the date of employment termination, for any reason or no reason, indicated in the written notice provided by the Bank or Executive to the other.

(m)    “Termination for Cause” shall mean only a termination by the Bank as a result of:
(i)    Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the CEO, to perform his obligations hereunder;
(ii)    Executive’s willful act or acts of gross misconduct that are, alone or in the aggregate, materially and demonstrably injurious, monetarily or otherwise, to the Bank or an Affiliate, as determined in the sole discretion of the CEO; or
(iii)    Executive’s breach of fiduciary responsibility or any obligation of Executive pursuant to Section 8.
(n)    “Voting Securities” shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.
6.    Rights and Payments Upon Termination. Either party may terminate Executive’s employment under this Agreement pursuant to the terms and conditions of this Section 6. Subject to Section 7 below, Executive’s right to benefits and payments, if any, for periods after the Termination Date shall be determined in accordance with this Section 6:
(a)    Minimum Payments. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Payments, in addition to any payments or benefits to which Executive may be entitled under the following provisions of this Section 6 (other than this Section 6(a)) or the express terms of any employee benefit plan or as required by law. Any payments to be made to Executive pursuant to this Section 6(a) shall be made within thirty (30) days after the Termination Date; provided that any benefits, incentives or awards payable as described in Section 6(f) shall be made in accordance with the provisions of the applicable plan, program or arrangement. Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Bank following the Termination Date for purposes of any employee benefit plan or arrangement in which Executive may participate at such time.
(b)    Termination for Cause, Death, Disability, Voluntary Resignation and Non-Renewal.
(i)    Upon a determination of a Termination for Cause by the Bank, Executive’s death or Disability, or Executive’s voluntary resignation other than for Good Reason, Executive’s employment shall immediately terminate.
(ii)    If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, death, Disability, voluntary resignation other than for Good Reason or if this Agreement expires due to notice of non-renewal by either party as provided under Section 2 or at the end of a Covered Period, then, other than the Minimum Payments, Executive shall have no right to payments or benefits under this Agreement (and the Bank shall have no obligation to make any such payments or provide any such benefits) for periods after the Termination Date.
(c)    Termination by the Bank Other than for Cause; or Resignation by Executive for Good Reason. If Executive’s employment by the Bank, or any Affiliate or successor of the Bank, shall be subject to a Termination other than during a Covered Period, then, in addition to the Minimum Payments, the Bank shall provide Executive the following benefits:
(i)    Commencing on the Termination Date, Executive shall receive the applicable Severance Amount (less any amount described in the next sentence) paid in accordance with the Bank’s regular payroll schedule. To the extent any portion of the applicable Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable within five (5) days after Executive’s Termination Date.
(d)    Termination Upon a Change of Control. If Executive’s employment by the Bank, or any Affiliate or successor of the Bank, shall be subject to a Termination within a Covered Period, then, in addition to Minimum Payments, the Bank shall provide Executive the following benefits:
(i)    Within five (5) days after Executive’s Termination Date, the Bank shall pay Executive a lump sum payment in an amount equal to the Severance Amount.
(ii)    Executive (and his dependents, as may be applicable) shall be entitled to the medical benefits provided in Section 6(e) below.
(iii)    Executive shall be entitled to receive a Pro Rata Bonus, when Incentive Bonuses are paid to other senior management of Bank, consistent with Section 4(b) of this Agreement.
(e)    Medical and Dental Benefits. If Executive’s employment by the Bank or any Affiliate or successor of the Bank shall be subject to a Termination as provided in Sections 6(c) or 6(d) above within the Employment Period, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical and dental plans of the Bank (or any Affiliate) for active employees immediately prior to the termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank will provide Executive and those dependents with equivalent coverage, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Bank or an Affiliate during such period, but in no event more than twelve (12) months (twenty-four (24) months if such termination occurs during a Covered Period) following termination. The coverage may be procured directly by the Bank (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that Executive and Executive’s dependents comply with all of the conditions of the medical or dental plans, with the cost to the Bank not to exceed the cost for continued COBRA coverage. In the event Executive or any of Executive’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to Bank (or any Affiliate) plan benefits, coverage under Bank (or any Affiliate) plans will cease for the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Bank (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available. In the event the Bank (or any Affiliate) discovers that Executive and/or dependent has become employed and not provided the above notification, all payments and benefits under this Section 6(e) will cease.
(f)    Other Benefits. Executive’s rights following a Termination with respect to any benefits, incentives or awards provided to Executive pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Bank, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.
7.    Release. Notwithstanding anything contained in this Agreement to the contrary, no payments or benefits (including without limitation, vesting of any and all stock options, shares of restricted stock, restricted stock units and other unvested incentive awards) payable to Executive under Sections 6(c), 6(d), or 6(e) (except for payments and benefits described in Section 6(a)) shall be paid or provided to Executive unless he first executes (without subsequent revocation) and delivers to the Bank a Release. To the extent any of the payments and/or benefits due under Sections 6(c), 6(d), or 6(e) are determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Release must be executed and become irrevocable on or before the 60th day following the Termination Date. Provided that an executed, irrevocable Release has been delivered on or before the 60th day following the Termination Date, any payments and benefits that are determined to be subject to Section 409A of the Code shall become payable, or shall otherwise commence, as of the 60th day following the Termination Date. If an executed, irrevocable Release is not delivered on or before the 60th day following the Termination Date, Executive shall forever forfeit any and all rights to any payment or benefit (to the extent such payment or benefit is determined to be subject to Section 409A of the Code) under Sections 6(c), 6(d), or 6(e) or any payment or benefit in lieu thereof.
8.    Restrictive Covenants.
(a)    Confidential Information.
(i)    Executive acknowledges that, during the course of his employment with the Bank, Executive may produce and have access to confidential and/or proprietary non-public information concerning the Bank and its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Bank, either during or after his employment with the Bank, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Bank, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. Executive agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Bank or any of its Affiliates, or his activities in connection with the business of the Bank or any of its Affiliates, Executive will immediately notify the Bank of such subpoena, court order or other requirement and deliver forthwith to the Bank a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive agrees to abide by the Bank’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Bank and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information. Executive agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement.
(ii)    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
(iii)    Nothing contained in this Section 8(a) shall limit Executive’s right to report to proper governmental authorities alleged unlawful employment practices or alleged criminal conduct, to make truthful statements in any reporting or subsequent investigation relating to such report, or seek legal advice relating to such report. Nothing herein shall limit Executive from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 8(a) does not limit (i) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any

Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Bank, or (ii) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(b)    Documents and Property.
(i)    All records, files, documents and other materials or copies thereof relating to the business of the Bank and its Affiliates, which Executive shall prepare, receive, or use, shall be and remain the sole property of the Bank and, other than in connection with performance by Executive of his duties hereunder, shall not be removed from the premises of the Bank or any of its Affiliates without the Bank’s prior written consent, and shall be promptly returned to the Bank upon Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.
(ii)    Executive acknowledges that Executive’s access to and permission to use the Bank’s and any Affiliate’s computer systems, networks and equipment, and all Bank and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Bank. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use a Bank-provided computer for reasonable personal use in accordance with the Bank’s technology use policy as in effect from time to time. The restrictions contained in this Section 8(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Bank or any Affiliate. Executive shall not transfer any Bank or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Bank. Upon the termination of Executive’s employment with the Bank for any reason, Executive’s authorization to access and permission to use the Bank’s and any Affiliate’s computer systems, networks and equipment, and any Bank and Affiliate information contained therein, shall cease.
(c)    Non-Competition and Non-Solicitation. The Bank and Executive have agreed that the primary service area of the Bank’s lending and deposit taking functions in which Executive will actively participate extends separately to an area that encompasses a twenty-five (25) mile radius from each banking or other office location of the Bank and its Affiliates (collectively, the “Restricted Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and his employment by the Bank, Executive agrees that, during his employment with the Bank and for a period of twelve (12) months immediately following the termination of his employment (the “Restricted Period”), for whatever reason, where such termination occurs during the Employment Period or thereafter, he will not, except with the express prior written consent of the Bank, directly or indirectly, do any of the following (all of which are collectively referred to in this agreement as the “Restrictive Covenant”):
(i)    Executive will not, directly or indirectly, either for himself, or any bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”): (1) induce or attempt to induce any employee of the Bank or any of its Affiliates with whom Executive had significant contact to leave the employ of the Bank or any of its Affiliates; (2) in any way interfere with the relationship between the Bank or any of its Affiliates and any employee of the Bank or any of its Affiliates with whom Executive had significant contact; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Bank or any of its Affiliates with whom Executive had significant contact to cease doing business with the Bank or any of its Affiliates or in any way interfere with the relationship between the Bank or any of its Affiliates and their respective customers, suppliers, licensees or business relations.
(ii)    Executive will not, directly or indirectly, either for himself, or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of the Bank or any of its Affiliates, where Executive, or any person reporting to Executive, had significant personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of the Bank or any of its Affiliates.
(iii)    Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to, in each case in the capacity that Executive provided services to the Bank or any Affiliate, any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a Financial Institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided however, that the ownership by Executive of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement.
(iv)    Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restricted Area, with respect to the products, activities or services which compete in whole or in part with the products, activities or services of the Bank or any of its Affiliates.
Notwithstanding the foregoing, in the event of a Termination or resignation for Good Reason Sections 8(c)(iii) and 8(c)(iv) shall not apply.
(d)    Work for Hire Provisions.
(i)    Exclusive Rights of the Bank in Work Product. The Parties acknowledge and agree that all work performed by Executive for the Bank or any of its Affiliates shall be deemed “work for hire.” The Bank shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and the Bank shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Bank or any of its Affiliates that are developed by Executive shall be the exclusive property of the Bank. Executive hereby assigns to the Bank any right, title and interest in and to all Inventions that he may have, by law or equity, without additional consideration of any kind whatsoever from the Bank or any of its Affiliates. Executive agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by the Bank (both during and after the termination of his employment with the Bank) in order to vest more fully in the Bank or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).
(ii)    Definitions and Exclusions. For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of his employment with the Bank or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to his exposure to any Confidential Information.
(e)    Remedies for Breach of Restrictive Covenants. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the covenants contained in this Section 8 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.
(f)    Other Agreements. In the event of the existence of any other agreement between the Parties which (i) is in effect during the Restricted Period, and (ii) which contains restrictive covenants that conflict with any of the provisions of this Section 8, then the more restrictive of such provisions from the agreements shall control for the period during which the agreements would otherwise be in effect.
9.    No Set-Off; No Mitigation. Except as provided herein, the Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Bank may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.
10.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Bank:

Midland States Bank
Attention: Chief Executive Officer and Corporate Counsel
1201 Network Centre Drive
Effingham, Illinois 62401

If to Executive: to such home address or other address as Executive has most recently provided to the Bank or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
11.    Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Effingham, Illinois.
12.    Entire Agreement; Survival.
(a)    This Agreement constitutes the entire agreement between Executive and the Bank concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.
(b)    The provisions of Section 8 shall survive the termination of this Agreement.

13.    Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.
14.    No Assignment. Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section, the Bank shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
15.    Successors. This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns (including, without limitation, any company into or with which the Bank may merge or consolidate). The Bank agrees that it will not effect the sale or other disposition of all or substantially all of its assets (where such transaction would constitute a Change of Control) unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Bank under this Agreement, or (b) the Bank shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive under this Agreement.
16.    Legal Fees. In the event that either party commences arbitration or litigation to enforce or protect his and/or its rights under this Agreement, the prevailing party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence and counsel) relating to such action, in addition to all other entitled relief, including but not limited to damages and injunctive relief.
17.    Amendment. This Agreement may not be amended or modified except by written agreement signed by Executive and the Bank.
18.    Internal Revenue Code Section 409A.
(a)    It is intended that this Agreement comply with the provisions of Section 409A of the Code so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A of the Code would result in Executive being subject to payment of additional income taxes or interest under Section 409A of the Code, the Parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Section 409A of the Code.
(b)    Notwithstanding any provision in this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Section 409A(a)(2)(B)(i) of the Code, payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Termination Date. For purposes of Section 409A of the Code, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected. All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following the Termination Date (or, if earlier, the date of death of Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
(c)    The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) of the Code without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee under Section 416(i) of the Code (without regard to paragraph (5) thereof), he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period. For purposes of determining whether Executive is a key employee under Section 416(i) of the Code, “compensation” shall mean Executive’s W-2 compensation as reported by the Bank for a particular calendar year.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MIDLAND STATES BANK                JAMES R. STEWART

By:     /s/ Jeffrey G. Ludwig                    /s/ James R. Stewart
Name: Jeffrey G. Ludwig
Its: Chief Executive Officer

Exhibit A
General Release and Waiver

This General Release and Waiver (the “Release”) is made and entered into as of this______ day of _____, 20_, by and between Midland States Bank, an Illinois banking corporation (the “Bank”), and James Stewart (“Executive,” and together with the Bank, the “Parties”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Termination of Employment. Executive and the Bank agree that Executive’s employment with the Bank terminated effective _______________. Executive further agrees that without prior written consent of the Bank he will not hereafter seek reinstatement, recall or reemployment with the Bank.
2.    Severance Payment.
(a)    A description of the payments to which Executive may be entitled upon termination of employment are contained in Section 6 of that certain Amended and Restated Employment Agreement entered into by and between the Bank and Executive dated _______________, which is incorporated by reference herein (the “Employment Agreement”).
(b)    The payments described in this Section 2 are over and above that to which Executive would be otherwise entitled to upon the termination of his employment with the Bank, absent executing this Release, notwithstanding the terms of the Employment Agreement. Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments if he executes this Release.
3.    General Release. In consideration of the payments and benefits to be made by the Bank to Executive in Section 2 above, Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Bank, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies (including without limitation Midland States Bancorp., Inc. (the “Company”)), divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release. Without limiting the generality of the foregoing, it being the intention of the Parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Bank, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Bank, the termination of his employment with the Bank, or involving any continuing effects of his employment with the Bank or termination of employment with the Bank; provided, however, that nothing herein waives or releases Executive’s rights to any payments or benefits the Bank is required to pay or provide pursuant to the terms of the Employment Agreement or this Release or to indemnification which Executive may have under the Bank’s governing documents, by any agreement, under any applicable law or otherwise. Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.
4.    Covenant Not to Sue. Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 4 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
5.    No Disparaging, Untrue Or Misleading Statements. Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to, respectively, the Company and the Bank, their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf or the Bank’s behalf), or Executive.
6.    Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.    Waiver. A waiver by the Bank of a breach of any provision of this Release by Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Bank.
8.    Non-Disclosure. Executive and the Bank agree that the confidentiality of both this Release and the events that led to the existence of this Release is the preference of the Executive and the Bank, as applicable. Executive acknowledges and agrees that such confidentiality is mutually beneficial and is supported by consideration. Therefore, Executive agrees to keep confidential any allegations of unlawful employment practices and the terms and amounts set forth in this Release. Executive agrees he will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, until such time as the information in this Release is disclosed by the Bank as may be required by law.
9.    Restrictive Covenants. Executive agrees that he will abide by the terms set forth in Section 8 of the Employment Agreement.
10.    Return of Bank Materials. Executive represents that he has returned all Bank property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Release, including but not limited to the laptop computer, printer, Blackberry device, telephone, and credit card, as may be applicable.
11.    Representation. Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
(a)    this Release is written in a manner understood by Executive;
(b)    this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
(c)    Executive has not waived any rights arising after the date of this Release;
(d)    Executive has received valuable consideration in exchange for the Release in addition to amounts Executive is already entitled to receive; and
(e)    Executive has been advised to consult with an attorney prior to executing this Release.
12.    Consideration and Revocation. Executive is receiving this Release on ___________, 20_, and Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign the Release. Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period, unless specifically agreed to in writing by the Bank. Moreover, Executive shall have seven (7) days following execution to revoke this Release in writing to the Secretary of the Company and the Release shall not take effect until those seven (7) days have ended.

13.    Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Bank which relate to periods of time during the Employment Period (as defined in the Employment Agreement), Executive agrees to make himself reasonably available, upon reasonable notice from the Bank and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Bank, meet with attorneys or other representatives of the Bank, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Executive shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Section 13. It is expressly agreed and understood that Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses and costs for cooperation with the Bank. Nothing in this Section 13 is intended to require Executive to expend an unreasonable period of time in activities required by this Section.
14.    Amendment. This Release may not be altered, amended, or modified except in writing signed by both Executive and the Bank.
15.    Joint Participation. The Parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the Parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
16.    Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.
17.    Applicable Law. All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Effingham, Illinois.
18.    Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Executive signs this Release less than 21 days after he receives it from the Bank, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Bank.
IN WITNESS WHEREOF, the Parties have executed this Release as of the date first stated above.

MIDLAND STATES BANK By: ______________________________ Name: ___________________________ Its:_______________________________	JAMES R. STEWART _______________________________ [Signature]